                                                                     EXHIBIT 3.3
               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                     CLASS A PREFERRED STOCK - FIRST SERIES
                                       OF
                              INSITE INTERNET, INC.
                           (Pursuant to Section 151 of
              the General Corporation Law of the State of Delaware)

                  InSite Internet, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

                              DOES HEREBY CERTIFY:

                  That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended (the "Certificate"), and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors, by unanimous written consent filed with the minutes of the Board, adopted the following resolution creating a series of Preferred Stock consisting of 200,000 shares designated as "Class A Preferred Stock - First Series":

         RESOLVED: That, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be and it hereby is created, such series of Preferred Stock to be designated "Class A Preferred Stock - First Series", to consist of 200,000 shares, par value $.01 per share (the "First Series"), which shares shall have the designation, terms, conditions, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, as follows:

         1. DESIGNATION OF CLASS A PREFERRED STOCK, FIRST SERIES. Two hundred thousand (200,000) shares of the Corporation's Preferred Stock, par value $.01 per share, are hereby designated "Class A Preferred Stock First Series" (the "First Series").

         2.  DIVIDENDS.

         2.1 REDEMPTION DIVIDEND. In the event (i) a holder of shares of the First Series exercises such holder's right to redemption under SECTION 6.1 below, (ii) the Corporation exercises its right of redemption under SECTION 6.2 below, or (iii) a liquidation, dissolution or winding up of the Corporation occurs under SECTION 4 below, such holder or holders of the First Series then outstanding, if any, to which the event applies shall be entitled to receive in cash a dividend equal to 12% per annum based on the original purchase price paid by such holder(s) for shares of the First Series subject to such redemption or liquidation event (the "Redemption Dividend").


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         2.2 PARTICIPATION IN COMMON DIVIDENDS. In addition to the Redemption
Dividend specified in SECTION 2.1, the holders of shares of the First Series shall be entitled to receive pro rata in cash an additional dividend in any year in which the Corporation pays dividends to its common stockholders (the "Participating Common Dividends"). In such event, the First Series shall receive pro rata an amount equal to 22% of the total amount to be distributed as a dividend multiplied by the percentage of the First Series outstanding at such date, and the holders of Common Stock shall receive pro rata an amount equal to the balance of the total amount to be distributed as a dividend.

         3. NO VOTING RIGHTS. Except as otherwise required by applicable law, the holders of the First Series shall not be entitled to vote on any matter, either as a separate class or with the Common Stock. In particular, the Corporation may issue, without the approval of the First Series, different classes or series of Preferred Stock which may rank junior to or on a PARI PASSU basis with the First Series in terms of liquidation preference and other rights.

         4.  LIQUIDATION.

         4.1. PREFERENCE OF THE FIRST SERIES. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the First Series shall be entitled, before any distribution or payment is made upon any shares of Common Stock or other capital stock of the Corporation having a liquidation preference junior to the First Series, to be paid in cash the sum of $5.00 per share, subject to appropriate adjustments for subdivisions or combinations of the outstanding shares of the First Series effected after the date hereof (the "Liquidation Preference Price") plus the Redemption Dividend described in SECTION 2.1. If upon such liquidation, dissolution or winding up, the assets to be distributed among the holders of the shares of the First Series and all other shares of capital stock of the Corporation having the same liquidation preference as the First Series shall be insufficient to permit payment to said holders of such amounts, then all of the assets of the Corporation then remaining shall be distributed ratably among the holders of the shares of the First Series and such other capital stock of the Corporation having the same liquidation preference as the First Series.

         4.2. DISTRIBUTION OF REMAINING ASSETS. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after (i) provision is made for holders of the First Series and all other shares of capital stock of the Corporation having the same liquidation preference as the First Series then outstanding as provided in the preceding paragraph, and
(ii) holders of Common Stock or any other capital stock of the Corporation having a liquidation preference junior to the First Series have received in the aggregate a return of their actual paid-in capital, any remaining proceeds from the liquidation, consolidation or winding up shall be allocated such that the holders of the First Series and all other shares of capital stock of the Corporation having the same liquidation preference as the First Series shall receive pro rata an amount equal to 22% of such remaining proceeds multiplied by the percentage of the First Series outstanding at such date, and the holders of Common Stock and any other capital stock having a liquidation preference junior to the First Series shall receive pro



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rata an amount equal to the balance of such remaining proceeds.

         4.3. TREATMENT OF CONSOLIDATIONS, MERGERS, AND SALES OF ASSETS. A consolidation or merger of the Corporation in which it is not the surviving corporation or a sale of all or substantially all of the assets of the Corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this SECTION 4.

         4.4. NON-CASH ITEMS. If assets other than cash are distributed pursuant to this SECTION 4, the valuation of such assets will be made by the Board of Directors acting in good faith.

         5. CONVERSION OF THE FIRST SERIES INTO COMMON STOCK.

         5.1. MANDATORY CONVERSION UPON AN INITIAL PUBLIC OFFERING; CONVERSION PRICE. Each share of the First Series shall automatically be converted into the number of shares of Common Stock determined by dividing $8.75 (1.75 times the Liquidation Preference Price of $5.00) by the price per share of Common Stock offered to the public in the Corporation's initial public offering of Common Stock. The conversion shall be mandatory and automatic as of the date of any such initial public offering. All holders of record of the First Series will be given prompt written notice of the event which resulted in the conversion of the First Series. Such notice shall be sent by telex, telecopy or first class mail, postage prepaid, to each holder of record of the First Series at such holder's address as shown in the records of the Corporation. After the effective date of such conversion, each holder of shares of the First Series shall surrender such holder's certificate or certificates for all such shares to the Corporation for cancellation at the place designated in such notice and upon receipt thereof, shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled but the failure so to surrender shall not affect the conversion pursuant to this SECTION 5.1 and such conversion shall be deemed to have been effected upon the closing of such a registered public offering, and at such time the rights and preferences hereunder of the holder of such share or shares of the First Series shall cease, and such holder shall be deemed to have become the holder of record of the shares of Common Stock issuable upon such conversion.

         5.2. RESERVATION OF COMMON STOCK. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares of Common Stock, solely for the purpose of issuance upon the conversion of the First Series, the maximum number of shares of Common Stock as then could be issuable upon the conversion of all then outstanding shares of the First Series. All shares of Common Stock which are issuable upon conversion of the First Series in accordance with this Certificate of Designation will, when so issued, be duly authorized, validly issued, fully paid and nonassessable. The Corporation will take all action that may be necessary to assure that all shares of Common Stock issuable upon such conversion may be so issued without violation of any law, regulation or agreement applicable to the Corporation.

         5.3. NO ADJUSTMENTS TO THE CONVERSION PRICE FOR STOCK SPLITS OR COMBINATIONS. The


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conversion formula described in SECTION 5.1 shall be fixed and shall not be subject to adjustment as a result of any stock splits, subdivisions, combinations or other capital reorganizations of the Corporation which occur with respect to the Corporation's Common Stock prior to the Corporation's initial public offering of Common Stock which is underwritten on a firm commitment basis.

         5.4. NO OPTIONAL CONVERSION RIGHTS. Except as described in this SECTION 5 in connection with an initial public offering, shares of the First Series are not otherwise convertible into Common Stock.

         5.5 FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any share or shares of the First Series. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of the First series by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

         6.  REDEMPTION RIGHTS.

         6.1. REQUIRED REDEMPTION AT THE REQUEST OF THE HOLDERS. At the individual option of each holder of shares of the First Series commencing on June 1, 2000 or thereafter, the Corporation shall redeem the number of shares of the First Series that is specified in a request for redemption delivered to the Corporation by the holder on or after such date, by paying the Liquidation Preference Price per share of the First Series to be redeemed, plus the Redemption Dividend specified in SECTION 2.1, plus any Participating Common Dividends payable under SECTION 2.2, provided that the Corporation has funds legally available for such redemption transaction. On the requested date of redemption (which shall be no sooner than 60 days from the date of delivery of the redemption request to the Corporation) as specified in the holder's notice, the holder shall surrender to the Corporation his certificate for the shares of the First Series to be redeemed and the Corporation shall pay to such holder the redemption price therefor plus all dividends as specified herein in immediately available funds. In the case of a partial redemption, the Corporation will issue a new certificate to the holder representing the balance of the unredeemed shares. If funds are not legally available to fully satisfy any requested redemption, the Corporation will redeem shares to the extent of its legally available funds and the remaining unredeemed shares shall remain eligible for redemption once funds become available.

         6.2. OPTIONAL REDEMPTION BY THE CORPORATION. At any time or from time to time after June 1, 2000 (provided the Corporation is not at such time in the process of preparing for its initial public offering of Common Stock which is to be underwritten on a firm commitment basis), upon at least sixty (60) days' prior written notice to the holders of the First Series, all or a


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portion of the shares of the First Series may be redeemed at the option of the
Corporation provided that the Corporation has funds legally available therefor. The redemption price shall be equal to the Liquidation Preference Price per share of the First Series to be redeemed, plus the Redemption Dividend specified in SECTION 2.1, plus any Participating Common Dividends payable under SECTION
2.2. On the requested date of redemption as specified in the Corporation's notice, the holder shall surrender to the Corporation his certificate for the shares of the First Series to be redeemed and the Corporation shall pay to such holder the redemption price plus any dividends as specified herein in immediately available funds. In the case of a partial redemption, the Corporation will issue a new certificate to the holder representing the balance of the unredeemed shares.

         7. CHARGES. The issuance of certificates representing Common Stock upon conversion of the First Series as hereinabove set forth shall be made without charge for any expense or issuance tax in respect thereof, provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of shares converted.





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         IN WITNESS WHEREOF, InSite Internet, Inc. has caused this Certificate of Designation to be duly executed this 12th day of January, 1999.

Attest:                                            INSITE INTERNET, INC.



By_/s/ MICHAEL F. SWEENEY                          By /s/ MARK E. MUNRO
   ---------------------------                        -----------------
    Title: Assistant Secretary                         Title: President


                                 ACKNOWLEDGEMENT

STATE OF Rhode Island
COUNTY OF Providence

        At Providence in said County on this 12th day of January, 1999 personally appeared before me Mark E. Munro, who, being by me first duly sworn, declared that he is the President of InSite Internet, Inc., that he signed the foregoing document as President of said corporation, and that the statements therein contained are true.

                                           /s/ ROBERT D. EMERSON
                                           ---------------------
                                           Notary Public
                                           My Commission Expires:4/8/02
(NOTARIAL SEAL)



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